Filed pursuant to Rule 424(b)(3)

Registration No. 333-190476

PROSPECTUS SUPPLEMENT NO. 6

To Prospectus dated August 12, 2014

(i) 3,047,500 Shares of Common Stock and 3,047,500 Series B Warrants, issuable upon the exercise of the 3,047,500 outstanding Series A Warrants issued in our Initial Public Offering
and

(ii) 3,047,500 Shares of Common Stock, issuable upon the exercise of the 3,047,500 Series B Warrants that are issuable under this Prospectus

_______________________

This prospectus supplement No. 6 supplements the prospectus dated August 12, 2014, as supplemented by prospectus supplement No. 1 dated August 14, 2014, prospectus supplement No. 2 dated November 17, 2014, prospectus supplement No. 3 dated November 28, 2014, prospectus supplement No. 4 dated January 20, 2015 and prospectus supplement No.5 dated February 19, 2015 (collectively, the “prospectus”), which relates to the offering of the securities of Ruthigen, Inc. (the “Company,” “we,” “us” or “our”) that are underlying the Series A Warrants that we issued in our initial public offering, which closed on March 26, 2014 (“IPO”). The securities underlying the Series A Warrants include (i) 3,047,500 shares of our common stock and 3,047,500 of our Series B Warrants, which are issuable upon the exercise of the 3,047,500 outstanding Series A Warrants that we issued in our IPO, and (ii) 3,047,500 shares of our common stock, which are issuable upon the exercise of the 3,047,500 Series B Warrants that are issuable under the prospectus.

Each outstanding Series A Warrant is exercisable for one share of common stock and one Series B Warrant. The Series A Warrants are exercisable at an initial exercise price of $7.25 per warrant and expire in March 2016. The Series B Warrants will only be issued upon the exercise of the Series A Warrants. Each Series B Warrant is exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $9.0625 per warrant. The Series B Warrants will expire on the fifth anniversary of the date of issuance.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on March 2, 2015.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on The NASDAQ Capital Market under the symbol “RTGN.” On March 3, 2015, the closing sale price of our common stock on The NASDAQ Capital Market was $3.87 per share.

_______________________

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus supplement is March 4, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2015

RUTHIGEN, INC.

 (Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2455 Bennett Valley Road, Suite C116 Santa Rosa, California	95404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (707) 525-9900

__________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 27, 2015, Akihisa Akao was appointed a Class II director of Ruthigen, Inc. (the “Company”) and as a member of the Company’s Audit Committee. Also effective February 27, 2015, Hojabr Alimi, the Company’s Chief Executive Officer, resigned as a member of the Company’s Audit Committee.

Akihisa Akao, 60, has been the Chief Executive Officer of White Moon Medical, Inc. since he founded such company in 1999. The company provides consulting services as well as capital to early-stage healthcare companies who are expanding into Asian markets. Mr. Akao served as a director of Oculus Innovative Sciences, Inc. from April 1999 until May 2008. Mr. Akao has 38 years of experience in the healthcare industry and development therapies in areas of pulmonology, wound care, general surgery, cardiovascular and anesthesiology. Mr. Akao has served on the board of directors at MedTech Heart K.K., a medical technology company, since August 2011. He has served as the general manager in Japan at Power Medical Interventions Inc., a medical device company, from January 2001 to September 2005 and as President from December 2006 to December 2009 until its merger with Covidien. Mr. Akao received a B.A. in electronic engineering from Doshisha University, Kyoto Japan.

There is no arrangement or understanding between Mr. Akao and any other persons pursuant to which Mr. Akao was selected as a director.

There is currently no arrangement or agreement regarding the compensation of Mr. Akao with respect to serving as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 2, 2015

RUTHIGEN, INC.

By:	/s/	Hojabr Alimi
Name:		Hojabr Alimi
Title:		Chief Executive Officer

3